Exhibit 10.8

AMENDED AND RESTATED

EUREKA HOMESTEAD

DIRECTOR RETIREMENT PLAN

This Amended and Restated Director Retirement Plan (the “Agreement”) by and between Eureka Homestead (the “Bank”), and Patrick M. Gibbs (the “Director”), effective as of the 1st day of January, 2015, formalizes the agreements and understanding between the Bank and the Director.

WITNESSETH:

WHEREAS, the Director and Bank have been party to a Director Retirement Plan dated October 21, 2003 (as amended, the “Prior Agreement”); and

WHEREAS, the American Jobs Creation Act of 2004 added a new section to the Code, Section 409A, which imposes additional requirements on nonqualified deferred compensation amounts deferred or vested after December 31, 2004; and

WHEREAS, the Prior Agreement is a nonqualified deferred compensation plan as that term is used in Code Section 409A; and

WHEREAS, proposed regulations under Code Section 409A were issued in October of 2005 and final regulations were issued on April 17, 2007, originally effective January 1, 2008, but subsequently delayed until January 1, 2009; and

WHEREAS, on January 5, 2010, the IRS issued Notice 2010-6, establishing a document correction program for certain eligible failures of deferred compensation plans to meet the written document requirements of Code Section 409A and the final regulations; and

WHEREAS, the Director and Bank have identified certain provisions of the Prior Agreement that fail to comply with Code Section 409A that were unintentionally and inadvertently not amended earlier; and

WHEREAS, the noncompliant provisions are eligible document failures under Notice 2010-6; and

WHEREAS, the Director and Bank now wish to correct all document failures in accordance with Notice 2010-6;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Director agree to replace the Prior Agreement with this Amended and Restated Agreement as follows:

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ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1       “Accrued Benefit” means the dollar value of the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles, for the Bank’s obligation to the Director under this Agreement, calculated by applying Accounting Standards Codification 710-10.

1.2       “Administrator” means the Board or its designee.

1.3       “Affiliate” means any business entity with whom the Bank would be considered a single employer under Code Section 414(b) and 414(c). Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.4       “Beneficiary” means the person or persons designated in writing by the Director to receive benefits hereunder in the event of the Director’s death.

1.5       “Board” means the Board of Directors of the Bank.

1.6       “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Bank; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Bank; or fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director's service and resulting in a material adverse effect on the Bank.

1.7       “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.8       “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.9       “Code” means the Internal Revenue Code of 1986, as amended.

1.10      “Disability” means a condition of the Director whereby the Director either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. The Administrator will determine whether the Director has incurred a Disability based on its own good faith determination and may require the Director to submit to reasonable physical and mental examinations for this purpose. The Director will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

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1.11       “Early Termination” means Separation from Service before Normal Benefit Age except when such Separation from Service occurs due to termination for Cause.

1.12       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13       “Normal Benefit Age” means the date the Director attains age seventy-five (75).

1.14       “Separation from Service” means a termination of the Director’s service with the Bank and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Director continues to provide some services for the Bank or its Affiliates after that date, provided that the facts and circumstances indicate that the Bank and the Director reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Director performed services for the Bank, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Director is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Director with the right to reemployment with the Bank. If the Director’s leave exceeds six (6) months but the Director is not entitled to reemployment under a statute or contract, the Director incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-l(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

1.15       “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Bank as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Bank is publicly traded on an established securities market or otherwise, as defined in Code §1.897-l(m). If the Director is a key employee at any time during the twelve (12) months ending on December 31, the Director is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

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ARTICLE 2

PAYMENT OF BENEFITS

2.1       Misstatement. Notwithstanding anything to the contrary in this Article 2, no benefit shall be distributed hereunder if an insurance company which issued a life insurance policy covering the Director and owned by the Bank denies coverage (i) for material misstatements of fact made by the Director on an application for life insurance, or (ii) for any other reason.

2.2       Normal Benefit. At Normal Benefit Age, the Bank shall pay the Director an annual benefit in the amount of Twelve Thousand Dollars ($12,000) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Normal Benefit Age and continuing for ten (10) years.

2.3       Early Termination Benefit. If Early Termination occurs, the Bank shall pay the Director an annual benefit in the amount of Twelve Thousand Dollars ($12,000) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Normal Benefit Age and continuing for ten (10) years.

2.4       Disability Benefit. In the event the Director suffers a Disability prior to Normal Retirement Age the Bank shall pay the Director an annual benefit in the amount of Twelve Thousand Dollars ($12,000) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Normal Benefit Age and continuing for ten (10) years.

2.5       Death Prior to Commencement of Benefit Payments. In the event the Director dies prior to Separation from Service, the Bank shall pay the Beneficiary a benefit of One Hundred Twenty Thousand Dollars ($120,000) in lieu of any other benefit hereunder. The benefit will be paid in a lump sum within ninety (90) days following the Director’s death.

2.6       Death Subsequent to Commencement of Benefit Payments. In the event the Director dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the sum of the remaining payments, in lieu of any other benefit hereunder. The benefit will be paid in a lump sum within ninety (90) days following the Director’s death.

2.7       Termination for Cause. If the Bank terminates the Director’s service for Cause, then the Director shall not be entitled to any benefits under the terms of this Agreement.

2.8       Restriction on Commencement of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Director due to Separation from Service shall not be make during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Director's death. All subsequent distributions shall be paid as they would have had this Section not applied.

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2.9       Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.10       Delays in Payment by Bank. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Bank treats all payments to similarly situated Participants on a reasonably consistent basis.

     (a)       Payments subject to Code Section 162(m). If the Bank reasonably anticipates that the Bank’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Director (or the Beneficiary in the event of the Director’s death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

     (b)       Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

    (c)        Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Bank to continue as a going concern.

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2.11       Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Bank cannot calculate the payment amount on account of administrative impracticality which is beyond the Director’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Bank does not have sufficient funds to make the payment without jeopardizing the Bank’s solvency, in the first calendar year in which the Bank’s funds are sufficient to make the payment.

2.12       Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Bank and the Administrator from further liability on account thereof.

2.13       Changes in Form or Timing of Benefit Payments. The Bank and the Director may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

    (a)       must take effect not less than twelve (12) months after the amendment is made;

    (b)       must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

    (c)       must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

    (d)       may not accelerate the time or schedule of any distribution.

ARTICLE 3

BENEFICIARIES

3.1       Designation of Beneficiaries. The Director may designate any person to receive any benefits payable under the Agreement upon the Director’s death, and the designation may be changed from time to time by the Director by filing a new designation. Each designation will revoke all prior designations by the Director, shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Director’s lifetime. If the Director names someone other than the Director’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Director’s spouse and returned to the Administrator. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved.

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3.2       Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Director, the Bank shall pay the benefit payment to the Director’s estate.

ARTICLE 4

ADMINISTRATION

4.1       Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Bank, Director or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

4.2       Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

4.3       Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

4.4       Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Bank to employ such legal counsel and/or recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Bank.

4.5       Bank Information. The Bank shall supply full and timely information to the Administrator on all matters relating to the Director's compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

4.6       Compliance with Code Section 409A. The Bank and the Director intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Director or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

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ARTICLE 5

CLAIMS AND REVIEW PROCEDURES

5.1       Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

    (a)       Initiation - Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

    (b)       Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

    (c)       Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

5.2       Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

     (a)       Initiation Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

    (b)       Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

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    (c)        Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

    (d)        Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

     (e)        Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 6

AMENDMENT AND TERMINATION

6.1       Agreement Amendment Generally. Except as provided in Section 6.2, this Agreement may be amended only by a written agreement signed by both the Bank and the Director.

6.2       Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Bank at any time, if found necessary in the opinion of the Bank, (i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (ii) to conform the Agreement to the requirements of any applicable law or (iii) to comply with the written instructions of the Bank’s auditors or banking regulators.

6.3       Agreement Termination Generally. Except as provided in Section 6.4, this Agreement may be terminated only by a written agreement signed by the Bank and the Director. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

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6.4       Effect of Complete Termination. Notwithstanding anything to the contrary in Section 6.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Bank may completely terminate and liquidate the Agreement. In the event of such a complete termination, the Bank shall pay the Director One Hundred Twenty Thousand Dollars ($120,000). Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

    (a)       Corporate Dissolution or Bankruptcy. The Bank may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Director’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

     (b)       Change in Control. The Bank may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Bank which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Director and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank takes the irrevocable action to terminate the arrangements.

     (c)       Discretionary Termination. The Bank may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Bank takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Bank takes the irrevocable action to terminate and liquidate this Agreement; and (v) neither the Bank nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Director participated in both arrangements, at any time within three (3) years following the date the Bank takes the irrevocable action to terminate this Agreement.

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ARTICLE 7

MISCELLANEOUS

7.1       No Effect on Other Rights. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Director the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Director without regard to the existence hereof.

7.2       State Law. To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal laws of the State of Louisiana without regard to its conflicts of laws principles.

7.3       Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.4       Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.5       Unsecured General Creditor Status. Payment to the Director or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Bank and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Bank purchases an insurance policy insuring the life of the Director to recover the cost of providing benefits hereunder, neither the Director nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

7.6       Life Insurance. if the Bank chooses to obtain insurance on the life of the Director in connection with its obligations under this Agreement, the Director hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Bank or the insurance company designated by the Bank.

7.7       Unclaimed Benefits. The Director shall keep the Bank informed of the Director’s current address and the current address of the Beneficiary. If the location of the Director is not made known to the Bank within three years after the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Director’s benefit payment(s) until the location of the Director is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Director until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Director’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Bank, the Director and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

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7.8       Removal. Notwithstanding anything in this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Director pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

7.9       Notice. Any notice, consent or demand required or permitted to be given to the Bank or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Bank’s principal business office. Any notice or filing required or permitted to be given to the Director or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Director or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

7.10       Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

7.11       Alternative Action. In the event it becomes impossible for the Bank or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

7.12       Coordination with Other Benefits. The benefits provided for the Director or the Beneficiary under this Agreement are in addition to any other benefits available to the Director under any other plan or program for employees of the Bank. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

7.13       lnurement. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successor and assigns, and the Director, the Director’s successors, heirs, executors, administrators, and the Beneficiary.

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7.14       Tax Withholding. The Bank may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Director shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

7.15       Aggregation of Agreement. If the Bank offers other deferred compensation plans, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Director and a representative of the Bank have executed this Agreement document as indicated below:

Director:	Bank:

/s/ Patrick M. Gibbs	By:	Robert M. Shofstahl

	Its:	Chairman of the Board

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